UNITED STATES                ---------------------------------------
 SECURITIES AND EXCHANGE COMMISSION
       WASHINGTON, D.C. 20549                         OMB APPROVAL
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                                         OMB Number:                  3235-0058
             FORM 12B-25                 Expires:              January 31, 2005
                                         Estimated average burden
                                         Hours per form....................2.50
     NOTIFICATION OF LATE FILING         ---------------------------------------


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                                         SEC FILE NUMBER: 000-33211
                                         CUSIP NUMBER: 92846Y-10-0
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              _
(Check One): |_| Form 10-K and Form 10-KSB 9 Form 11-K 9 Form 20-F
             |X| Form 10-Q and Form 10-QSB 9 Form N-SAR

                  For Period Ended: September 30, 2004
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                  [  ] Transition Report on Form 10-K
                  [  ] Transition Report on Form 20-F
                  [  ] Transition Report on Form 11-K
                  [  ] Transition Report on Form 10-Q
                  [  ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                   -----------------------

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 Read Instructions (on back page) Before Preparing Form. Please Print or Type.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                         PART I - REGISTRANT INFORMATION


                           ORION ACQUISITIION CORP.II
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                             Full Name of Registrant

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                            Former Name if Applicable

                       401 Wilshire Boulevard, Suite 1020
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            Address of Principal Executive Office (Street and Number)

                         Santa Monica, California 90401
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                            City, State and Zip Code

                       PART II - RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be
[X] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

As a result of the extensions of credit to Citadel Media Inc. and the pursuit of various potential merger opportunities, the quarterly report on Form 10-QSB for the quarter ended September 30, 2004 could not be completed in time without unreasonable effort and expense to the Company.

                           PART IV - OTHER INFORMATION

 (1) Name and telephone number of person to contact in regard to this notification

                             Anthony DiGiandomenico                                    (310)            526-5000
                             ----------------------                                 ----------     -----------------
                                    (Name)                                          (Area Code)    (Telephone Number)


 (2)  Have all other periodic reports required under Section 13 or 15(d) of the
      Securities Exchange Act of 1934 or Section 30 of the Investment Company        [X] Yes             [ ] No
      Act of 1940 during the : Yes 9No preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
      If answer is no, identify report(s)

 (3)  Is it anticipated that any significant change in results of operations
      from the 9Yes : No corresponding period for the last fiscal year will be       [ ] Yes             [X] No
      reflected by the earnings statements to be included in the subject report or portion thereof?

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           ORION ACQUISITION CORP. II.
                           ---------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 13, 2004       By:  /s/ Anthony DiGiandomenico
       -----------------            --------------------------
                                    Anthony DiGiandomenico, Authorized Signatory

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
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        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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